April 15, 2025

Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

Re:	Jackson National Life Insurance Company File No. 333-283747

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 1 of the Registration Statement on Form N-4 for the Individual Single Premium Deferred Registered Index-Linked Annuity (the "Contracts") to be issued by Jackson National Life Insurance Company.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.    Jackson National Life Insurance Company is duly organized and validly existing as an insurance company under the laws of the State of Michigan.

2.    Jackson National Life Insurance Company has the legal power and authority to create and issue the Contracts.

3.     Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract, which will be a binding obligation of the Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ JENNIFER GRAU

Jennifer Grau
Senior Attorney,
Insurance Legal & Product Development

Jackson® is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).